Exhibit 35.1

SERVICER COMPLIANCE STATEMENT
CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2006-1

Capital One Prime Auto Receivables Trust 2006-1

Capital One Auto Finance, Inc.
c/o 1680 Capital One Drive
McLean, Virginia 22102

In connection with the Annual Report on Form 10-K of Capital One Prime Auto Receivables Trust 2006-1 for the fiscal year ending December 31, 2006 (the “Report”), the undersigned, a duly authorized officer of Capital One Auto Finance, Inc. (the “Servicer”), does hereby certify and represent that:

1.               A review of the activities and performance of the Servicer under the Sale and Servicing Agreement dated as of March 9, 2006, by and between Capital One Prime Auto Receivables Trust 2006-1, as Issuer, Capital One Auto Receivables, LLC, as Seller, The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Indenture Trustee, and the Servicer (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.               To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 28th day of March, 2007

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ David R. Lawson
Name:	David R. Lawson
Title:	Chief Executive Officer